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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-30455 on Form S-4 of our report dated February 12, 1996 except for the restatements discussed in notes 1, 3 and 24, for which the dates are March 31, 1996, November 13, 1996 and July 11, 1997 appearing on page 28 of Westinghouse Electric Corporation's Form 10-K/A Amendment No. 1 for the year ended December 31, 1996 and to the incorporation by reference of our report on the financial statement schedule appearing on page 69 of Westinghouse Electric Corporation's Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


Price Waterhouse LLP

Price Waterhouse LLP
Pittsburgh, Pennsylvania

July 16, 1997